Delisting Determination, The Nasdaq Stock Market, LLC, April 30, 2025, Orgenesis Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Orgenesis Inc.
effective at the opening of the trading session on May 19, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on April 17, 2024.
On April 24, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On June 6, 2024, the hearing was held. On June 7, 2024, the Panel reached a decision and a Decision letter was issued on June 8, 2024.
On October 17, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange because the Company failed to meet all milestones as noted in the Panel's decision letter dated June 8, 2024. The Company security was suspended on October 21, 2024. The Staff determination to delist the Company security became final on December 2, 2024.